Exhibit 99.1

Service Corporation International Completes Offering of $800 Million of Senior Notes

HOUSTON, Texas, May 24, 2021 — Service Corporation International (NYSE: SCI) (the “Company”) announced today that it has successfully completed its previously announced public offering of $800 million aggregate principal amount of 4.000% Senior Notes due 2031. The offering was made by means of an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).

The Company will use net proceeds from the offering to fund the redemption of all of its outstanding 8.000% Senior Notes due 2021 (the “Existing Notes”), repay the outstanding loans under its revolving credit facility and pay related fees, interest and expenses. The Company intends to use any remaining net proceeds for general corporate purposes.

J.P. Morgan acted as the lead joint book-running manager for the offering.

This press release does not constitute an offer to sell or purchase, nor the solicitation of an offer to buy or an offer to sell, the securities described herein, including the Existing Notes, nor shall there be any sale or purchase of such securities in any state in which such offer, solicitation, purchase or sale would be unlawful. This press release does not constitute a notice of redemption with respect to the Existing Notes.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our SEC filings, including our 2020 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At March 31, 2021, we owned and operated 1,461 funeral service locations and 484 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.